AGREEMENT FOR PURCHASE AND SALE OF STOCK

      This Agreement for Purchase and Sale of Stock (this "Agreement") is made as of January 13, 2004, at Torrance, California, by and among Digital Learning Institute, Inc., ("Buyer"), a Delaware Corporation, having its principal office at 19950 Mariner Avenue, Torrance, California 90503; Daniel C. Day, Jeff Day ("Shareholders") residing respectively in the County of Orange, California and Kirkland, Washington, and Software Education of America, Inc. ("Corporation"), a California Corporation, having its principal office at 265 S. Randolph Avenue, Suite J230, Brea, California 92821-5754. In this Agreement, Shareholders and Corporation are collectively referred to as the "Selling Parties."

                                    Recitals:

      Shareholders have represented that they own 100% of all the outstanding stock of Corporation. Buyer desires to purchase from Shareholders, and Shareholders desire to sell to Buyer, all the outstanding stock of Corporation (the "Shares"); and Corporation and its Board of Directors have determined that the consummation of this transaction is in its best interest:

      NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

            1. Shareholders, Corporation and Buyer adopt this Agreement as a plan of reorganization under Internal Revenue Code Section 368(a) (1) (B).

            2. The transaction shall be closed at the offices of Buyer at 19950 Mariner Avenue, Torrance and be subject to the terms and conditions set forth in this Agreement. On the closing date, Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholders.

            3. As consideration for the transfer of the Shares by Shareholders to Buyer, in accordance with the provisions of paragraph 31, Buyer will deliver, the following at closing:

                  a. Fifteen Thousand Dollars ($15,000.00), payable to Margie
            Day to retire and payoff all monies owed to Margie Day by Corporation, which debt is guaranteed by shareholders.

                  b. An agreement to indemnify and hold harmless Shareholders and all other individuals who have personally guaranteed a loan to Corporation by Wells Fargo Bank in the amount of $219,000.00 (two hundred nineteen thousand dollars), Said loan is evidenced by a Promissory Note and true copy of which is attached herewith as part of Exhibit B.3

                  c. An agreement to indemnify and hold harmless Shareholders and all other individuals who have personally guaranteed Corporation's existing obligations under a real property lease and pursuant to which Corporation has agreed to a stipulated judgment in the amount of $62,026.08. The lease is to the Corporation's offices at 265 S. Randolph Avenue, Suite J230, Brea, California 92821-5754.

                  d. An agreement to indemnify and hold harmless Shareholders and all other individuals who have personally guaranteed Corporation's obligation under the existing personal property leases for the equipment which obligation, together with equipment list, is more particularly listed in the attached EXHIBIT C.2

                  e. Promissory Note or Notes, in standard form, from
            Corporation to parties designated by Shareholders for the total amount of $100,000.00 in exchange for cancellation of all existing Corporations indebtedness or future obligations to Mary Nelson, Jeff Day and Terry Koosed. Said Note shall be repayable in eleven equal monthly installments of $8333.33 and one final installment of $8,333.37. The first of such monthly installments shall commence thirty days after the closing of this transaction and each subsequent installment shall be paid every thirty days there after until such Note is fully paid. This Note or Notes shall carry no interest and be guaranteed by Buyer.

                  f. Letter from Corporation agreeing to pay the credit card liabilities of Daniel C. Day and Betty Day in the amount of $100,000.00 and to assume the amount of $20,000.00 to in Corporation credit card debt. Buyer agrees to pay off all such liabilities within one year of the closing of this transaction. All obligations to pay off the $100,000 liabilities of Daniel C. Day and Betty Day will be guaranteed by Buyer. A complete list of the indebtedness with amounts owing to each credit card company is set out in EXHIBIT
            B.8 attached hereto.

                  g. A guaranty letter from Buyer that Corporation will release to Shareholders, within ninety days of closing of this transaction, the collateral provided by Shareholders for securing a Seventy Thousand ($70,000.00) letter of credit for or instead of a bond per the requirements of the U.S. Department of Education.

                  h. A certificate providing a grant of warrants to Shareholders or their named designees the right to purchase 50,000 common shares of Buyer as a publicly traded entity. It is specifically understood by all parties that said warrants will provide the right to purchase 50,000 of Buyer's common shares after Buyer becomes a publicly traded company and not before. Said warrants shall provide the right to purchase shares at any time after Buyer becomes a publicly traded entity and each share may be purchased at the price of $3.00 per share. Said warrants shall expire five years from the date of closing. The certificate shall provide that if Buyer does not become a publicly traded entity within ninety days of the closing of this transaction, Shareholders shall be entitled to be paid the sum of $150,000.00 in exchange for the return of the warrants hereto provided for.

            4. In addition to the foregoing payments, the parties acknowledge that all non-corporate Selling Parties are also entitled to the payment of $1.00 (one dollar) each for a noncompetition covenant as more fully provided in paragraph 34.

            5. Selling Parties, jointly and severally, warrant that, to their actual current knowledge, and except as set forth in the disclosure schedule attached as Exhibit A and initialed by the parties, that:

                  a. Corporation is a corporation duly organized, validly
            existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires Corporation to be qualified in any jurisdiction other than the state of its incorporation.

                  b. The authorized capital stock of Corporation consists of Ten
            Thousand [10,000] shares of capital stock of no par value of which 7,600, seven thousand six hundred shares (the Shares) are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable. There will at the time of closing be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  c. Shareholders are the owners, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Shareholders have full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person or governmental authority, other than the consent of the California Department of Corporations. There are only two shareholders: Daniel
            C. Day and Jeff Day and any other person having any interest in the shares have agreed to transfer their interest if any, pursuant to a preexisting written agreement between Shareholders and any such third person.

                  d. Corporation does not own, directly or indirectly, any
            interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, other than its fifteen percent membership interest in IO Enterprises, LLC ("LLC") a limited liability company organized in the State of Washington and which LLC is duly organized, validly existing, and in good standing under the laws of Washington State and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires LLC to be qualified in any jurisdiction other than the state of its incorporation.

                  e. Exhibit B.1 to this Agreement sets forth balance sheets of
            Corporation as of June 30, 2003, June 30, 2002, June 30, 2001, June 30 , 2000, and the related statements of income and retained earnings for the four years ending on those dates. Exhibit B.2 sets forth independent reviews by accountants through December 31, 2003, and un-audited balance sheet of Corporation as of December 31, 2003, together with related statements of income and retained earnings for each of the six month periods ending on those dates, certified by the President of the Corporation as accurately reflecting the financial condition of Corporation for those periods. The financial statements in Exhibits B1 and B2 are referred to as the "financial statements." The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by Corporation throughout the periods indicated, and fairly present the financial position of Corporation on the respective dates of the balance sheets included in the financial statements, and the results of its operations for the respective periods indicated.

                  f. Since June 30, 2003, there has not been any change in the financial condition or operations of Corporation, except changes in the ordinary course of business, which have not been materially adverse.

                  g. Since June 30, , 2003, there has been no:

                        (i)Transaction by Corporation except in the ordinary
                  course of business as conducted on that date;

                        (ii) Capital expenditure by Corporation exceeding
                  $5,000.00;

                        (iii) Material adverse change in the financial
                  condition, liabilities, assets, business, or prospects of Corporation except as reflected in financial statements of December 31, 2003;

                        (iv) Destruction, damage to, or loss of any asset of
                  Corporation (whether insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of Corporation;

                        (v)Change in accounting methods or practices (including,
                  without limitation, any change in depreciation or amortization policies or rates) by Corporation;

                        (vi) Revaluation by Corporation of any of its assets;

                        (vii) Declaration, setting aside, or payment of a
                  dividend or other distribution in respect to the capital stock of Corporation, or any direct or indirect redemption, purchase, or other acquisition by Corporation of any of its shares of capital stock;

                        (viii) Increase in the salary or other compensation
                  payable or to become payable by Corporation to any of its officers, directors, or employees or declaration, payment, or commitment or obligation of any kind for the payment, by Corporation, of a bonus or other additional salary or compensation to any such person;

                        (ix) Sale or transfer of any asset of Corporation,
                  except in the ordinary course of business;

                        (x)Amendment or termination of any contract, agreement,
                  or license to which Corporation is a party, except in the ordinary course of business;

                        (xi) Loan by Corporation to any person or entity, or
                  guaranty by Corporation of any loan;

                        (xii) Mortgage, pledge, or other encumbrance of any
                  asset of Corporation;

                        (xiii) Waiver or release of any right or claim of
                  Corporation except in the ordinary course of business;

                        (xiv) Commencement, notice, or threat of commencement of
                  any civil litigation or governmental proceeding against Corporation or investigation of its affairs;

                        (xv) Claims of wrongful discharge, wage claims, or other
                  unlawful statutory labor claims;

                        (xvi) Issuance or sale by Corporation of any shares of
                  its capital stock of any class or of any other of its securities;

                        (xvii) Agreement by Corporation to do any of the things
                  described in the preceding clauses (i) through (xvi); or

                        (xviii) Other event or condition of any character that
                  has or might reasonably have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of Corporation.

                  h. The Corporation has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in Corporation's balance sheet as of December 31, 2003, included in the financial statements or set forth in Exhibit B.3 to this Agreement, except for (1) those that may have been incurred after the date of the balance sheet, (2) those that are not required by generally accepted accounting principles to be included in a balance sheet, (3) those that are the subject of year-end adjustments, and (4) those ordinarily included in footnotes. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                  i. Within the times and in the manner prescribed by law,
            Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties shown to be due and payable on such returns, except as specified in Exhibit "I".

      Corporation has never filed, and will not file on or before the closing date, any consent under Internal Revenue Code section 341(f).

                  j. Exhibit C.1 to this Agreement is a complete list of all real property owned by or leased to Corporation.

                  k. The books and records of Corporation contain a complete and accurate description of all un-depreciated vehicles, machinery, equipment, furniture, supplies, and all other tangible personal property owned by, in the possession of, or used by Corporation in connection with its business. Except as stated in Exhibit C.2, no personal property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession and under the control of Corporation. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct by Corporation business as now conducted.

                  l. All accounts receivable of Corporation shown on the balance sheet of Corporation as of December 31, 2003, arose from valid sales in the ordinary course of business

                  m. Exhibit D.1 to this Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Corporation or in which it has any rights or licenses, together with a brief description of each. Selling Parties have received no notice of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright. Corporation has not infringed, and are not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Corporation has the right to sell or assign to Buyer all owned trademarks, trade names, service marks, copyrights, and all such licenses and other rights.

                  n. Exhibit D.2 to this Agreement is a complete schedule of all patents, and applications for patents owned by Corporation or in which they have any rights, licenses, or immunities. The patents and applications for patents listed in Exhibit D.2 are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within 90 days after the closing date. Except, as set forth in Exhibits D.3, there have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Exhibit D.2. Each patent application is awaiting action by its respective patent office except as otherwise indicated in Exhibit D.2. Except as set forth in Exhibit D.4, neither Corporation nor its shareholders are a party to any license, agreement, or arrangement, whether as licensee, licenser, or otherwise, with respect to any patent, application for patent, or trade secret. Corporation and shareholders have the right and authority to use and to transfer to Buyer such trade secrets, as are necessary to enable Buyer to conduct and continue to conduct all phases of their businesses in the manner presently conducted by them, and that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

                  o. Exhibit E.1 to this Agreement is a complete list, without extensive or revealing descriptions, of Corporation's trade secrets, including all customer lists, know-how, computer programs, and routines, and other technical data. The specific location of each trade secrets documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth in that exhibit. All trade secrets documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others. Corporation is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Exhibit E.1. Corporation has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of their employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Corporation and not to be divulged or misused. All these trade secrets are presently valid and protected and are not part of the public knowledge or literature; they have not, to Selling Parties' knowledge, been used, divulged, or appropriated for the benefit of any past or present employees or other persons or to the detriment of Corporation.

                  p. Corporation has good and marketable title to all its
            assets, whether real, personal, mixed, tangible, or intangible assets that are used in the businesses of Corporation. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in Corporation's balance sheet as of December 31, 2003, or in Exhibits B.1 and B.2 to this Agreement; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. The Corporation is not in default or in arrears in any material respect under any lease except as specifically declared in attachments to EXHIBITS C.1 AND EXHIBITS C.2. All real property and tangible personal property of Corporation, that is necessary to the operation of its businesses is in good operating condition and repair, ordinary wear and tear excepted. No Shareholder; nor any officer, director, or employee of Corporation or any spouse, child, or other relative of any of these persons owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Corporation or any copyrights, patents, trademarks, trade names, or trade secrets licensed by Corporation.

                  q. Exhibit F.1 to this Agreement is a correct and current list of all presently enrolled students of Corporation, together with summaries of the courses in which they are enrolled and the level of completion reached by each student

                  r. Exhibit B.4 to this Agreement is a description of all
            insurance policies held by Corporation concerning its businesses and properties. All these policies are in the respective principal amounts set forth in Exhibit B.4. Corporation has maintained and now maintains, or is in the process of obtaining, (1) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and
            (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Corporation is not in default with respect to payment of premiums on any such policy.

                  s. Corporation has received no written or constructive notice or communication from any agency or body retaining jurisdiction of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection), or other law, ordinance, or regulation affecting their properties or the operation of their business.

                  t. Corporation has received no written or constructive notice or communication from any agency or body retaining jurisdiction of any violation of any applicable federal, state, or local statute, law, or regulation, and represents that (i) Corporation has complied in all material respects with all federal, state, and local environmental protection laws and regulations and has not been cited for any violation of any such law or regulation, and (ii) Corporation has complied with all requirements of the Occupational Safety and Health Act and its California equivalents and regulations promulgated under any such legislation.

                  u. Except as set forth in Exhibit G.1, Corporation and
            Shareholders have received no written notice of any pending, or, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Corporation or any of its businesses, assets, or financial conditions. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Exhibit G.1. Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Exhibit G.1, neither Corporation nor Shareholders are presently engaged in any legal action to recover money owed to any of them or damages sustained by any of them.

                  v. The consummation of the transactions contemplated by this
            Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice, lapse of time, or both, after applicable cure periods, would be a material default, breach, or violation of the articles of incorporation or bylaws of Corporation or any lease, license, promissory note, conditional sales contract, or other agreement, instrument, or arrangement to which Shareholders or Corporation are a party or by which any of them or the property of any of them is bound; (3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation, (4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Corporation, (5) or the loss of Corporation's eligibility or approval from participating in programs under the California Bureau of Private Post Secondary and Vocational Education (the "BPPVE"), the Accrediting Commission of Career Schools and Colleges of Technology (the "ACCSCT"), and the Department of Education (the "DOE") loan programs, except Buyer acknowledges that approval of the various authorities is required to continue eligibility for all such program after change of control of Corporation as will result from the consummation of this agreement and Shareholders, with all necessary cooperation with Buyer, will make their best efforts to ensure that all approvals are obtained expeditiously in order to permit Corporation to carry on its present business in the future without interruption.

                  w. Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Selling Parties are necessary in connection with it, other than; (a) the consent of the California Commissioner of Corporations to the transfer of the Shares; (b) the approval of the California BPPVE, ACCST and DOE under Code of Regulations Title IV to the change of control to carry on the business of the Corporation as now being conducted. In that regard Selling Parties shall immediately on signing of this agreement make their best efforts to obtain all approvals and permits, and other similar documentation and approvals from the BPPVE and the ACCSCT, and DOE for the proposed change of control of Corporation as envisaged by this agreement in order to permit Corporation to carry on its business as now carried on.

                  x. No Shareholder, officer, director, or employee of the
            Corporation or any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, or customer of Corporation or in any person from whom or with whom Corporation is doing business.

                  y. Selling Parties shall furnish the following matters to
            Buyer for its examination (1) copies of the articles of incorporation and bylaws of Corporation; (2) the minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and boards of directors of Corporation; (3) all permits, orders, and consents issued by the California Commissioner of Corporations with respect to Corporation, or any security of either of them, and all applications for such permits, orders, and consents; (4) copies of all documents evidencing eligibility and approvals, if any, to participate for funding programs under U.S. Code of Regulations, Title IV, the California BPPVE program and the ACCSCT; (5) the stock transfer books of Corporation setting forth all transfers of any capital stock in Corporation.

                  z. Exhibit B.5 is a list of the names and addresses of all officers, directors, employees, and agents of Corporation, stating the rates of compensation payable to each.

                  aa. Exhibit B.6 is a list of all Corporation's material
            employment contracts; collective bargaining agreements; and pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration or benefits. To the best of Selling Parties' knowledge, Corporation is not in default under any of these agreements.

                  bb. None of the warranties made by Shareholders or
            Corporation, or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf, taken as a whole contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made true.


      For the purposes of this Agreement, the term "actual current knowledge" of the Selling Parties means the present actual knowledge of Daniel C. Day, Betty Day and Jeff Day.

            6. Buyer represents and warrants that:

                  a. Buyer is a corporation duly organized, existing, and in good standing under the laws of California. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

                  b. Buyer need not make nor obtain any consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement

                  c. Buyer has sufficient, immediately available resources to consummate all transactions contemplated by this Agreement,

                  d. The consummation of the transactions contemplated by this
            Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice, lapse of time, or both, after applicable cure periods, would be a material default, breach, or violation of the articles of incorporation or bylaws of Buyer or any lease, license, promissory note, conditional sales contract, or other agreement, instrument, or arrangement to which Buyer is a party or by which any of them or the property of any of them is bound; (3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer, (4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Buyer, or (5) the loss of Corporation's eligibility or approval from participating in and under the California BPPVE, ACCST and DOE programs.

                  e. Buyer has the right, power, legal capacity, and authority to enter into and perform their obligations under this Agreement; and no approvals or consents of any persons are necessary in connection with it.

                  f. There is no action, proceeding, or claim pending, or, to
            Buyer's knowledge, threatened, against Buyer that would affect Buyer's ability to consummate the transactions contemplated by this Agreement.

                  g. Buyer has not received any written or actual notice or
            communication that it has not complied, and is not currently in substantial compliance, with all applicable laws, regulations and other requirements of all governmental authorities, and of all states, municipalities and other political subdivision and agencies of government, having jurisdiction over Buyer. Buyer has not received any written or actual notice or communication of any asserted present or past failure by it to comply with such laws, rules or regulations.

            7. Selling Parties covenant that from the date of this Agreement until the closing:

                  a. Buyer and its counsel, accountants, and other
            representatives will have full access during normal business hours, to all properties, books, accounts, records, contracts, and documents of or relating to Corporation. Selling Parties will furnish or cause to be furnished to Buyer and its representatives all material data and information concerning the business, finances, and properties of Corporation that may reasonably be requested. Buyer agrees to give Selling Parties twenty-four (24) hours advance notice before visiting Corporation place of business. Buyer shall not contact Selling Parties' employees, lenders, creditors, or customers without Selling Parties' prior written approval.

                  b. Nothing in this Agreement will obligate Selling Parties to disclose any classified information or provide any access to representatives of Buyer prohibited or not authorized by applicable governmental authority.

            8. Corporation will carry on its businesses and activities in substantially the same manner as previously carried out and will not institute any unusual or novel methods of purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Corporation as of the date of this Agreement.

            9. Corporation will use reasonable efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact; to keep available to Corporation its present officers and employees; and to preserve its present relationships with customers and others having business relationships with it.

            10.Corporation will not (1) amend its articles of incorporation or bylaws; (2) issue any shares of its capital stock; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (4) agree to do any of the acts listed above.

            11.Corporation will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of their businesses. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Corporation on any of its properties or in respect of its operations will be increased by the amount or amounts Buyer will specify. The representations in this section are made subject to the insurers' agreement to renew existing policies.

            12.Corporation will not do or agree to do, without Buyer's consent, any of the following:

                  a. Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business,

                  b. Enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $5,000.00,

                  c. Make any capital expenditures in excess of $2,500.00 for any single item or $10,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $2,500.00; or

                  d. Sell or dispose of any capital assets with a net book value exceeding $1,000.00, individually, or $5,000.00 in the aggregate.

            13. Corporation will not:

                  a. Declare, set aside, or pay any dividend or make any
            distribution in respect of its capital stock,

                  b. Directly or indirectly purchase, redeem, or otherwise
            acquire any shares of its capital stock; or

                  c. Enter into any agreement obligating it to do any of the foregoing prohibited acts.

                  d. Agree to: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan, or other obligation owed to Corporation.

                  e. Agrees to, modify, amend, cancel, or terminate any of its existing contracts or agreements.

            14.a. Buyer will exercise its best efforts, and promptly execute and deliver any documents and instruments that may be reasonably required, to assist Selling Parties in obtaining any consents or approvals to consummate this transaction. Provided, however, that Buyer will not be obligated under this paragraph to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

                  b. Selling parties will exercise best efforts to obtain
            consent to the transfer of control of the Corporation relating to the BPPVE, ACCSCT and DOE licenses and approvals as contemplated by this Agreement.

                  c. The Buyer understands and acknowledges that according to
            BPPVE regulations the BPPVE process may take up to 90 days and the ACCSCT and DOE approvals may take up to 60 days. Selling Parties and Buyer, by execution of this Agreement, agree to cooperate fully in obtaining, and each will use its best efforts and due diligence to obtain, all necessary BPPVE, ACCSCT, DOE and other regulatory consents and approvals and to execute all other documents consents and approvals necessary to consummate the transactions contemplated by this Agreement. Selling Parties and Buyer, their affiliates, parents, successors, assigns, officers, directors, employees and agents, will take no action to hinder the prompt grant of any consents and approvals. Selling Parties will not enter into any transaction or series of transactions which may have the effect of circumventing the rights granted to Buyer under this Agreement. From the date of this Agreement, Selling Parties will not enter into any agreement, partnership or other arrangement that would prevent or encumber or delay Corporation from obtaining the necessary consents for the BPPVE, ACCSCT and DOE licenses, permits and approvals for Buyer to carry on the present business of Corporation because of the change of control resulting from consummation of this Agreement.

                  d. Selling Parties and Buyer shall, prior to or after closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to give effect the transaction contemplated by this Agreement.

                  e. Notification of Changed Circumstances. At any time after the execution date of this Agreement, and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

            15.At the written request of Buyer, Corporation will within five business days document and describe any of its trade secrets, processes, or business procedures, if any, specified by Buyer, in form and content satisfactory to Buyer.

            16.All warranties of Selling Parties set forth in this Agreement will also be true on the closing date as if made on that date, except to the extent that any of them may become untrue because of events beyond the control of Selling Parties, who are unable to make them true as of the closing date despite their best efforts to do so.

            17.Whether or not the closing takes place, Buyer and Selling Parties waive any cause of action, right, or claim against the other party arising out of the access of the other party or its representatives to any trade secrets or other confidential business information of the other party from the date of this Agreement, except for the negligent or intentional competitive misuse by the other party or its representatives of such trade secrets or other confidential business information if the closing does not take place.

            18.Buyer agrees that, unless and until the closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Shareholders or Corporation all data and information about the business of Corporation obtained in connection with this transaction or agreement, except as far as the data and information may be required by law to be included in any federal or state filings and/or disclosures required to be made. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Selling Parties all that data and information that Selling Parties may reasonably request, including worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

            19.The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the closing, of the following conditions:

                  a. Selling Parties commencing in good faith the process of transferring, all licenses, permits, approvals and consents regulatory authorities to carry on the business of Corporation in substantially the same manner as carried on by the selling parties.

                  b. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Shareholders, or Corporation are in default of any of their representations, warranties, or covenants under this Agreement.

            20.Except as otherwise permitted by this Agreement, all warranties by each of the Parties in this Agreement, or in any written statement that will be delivered to by one party to another under this Agreement, must be true in all material respects on the closing date as though made at that time.

            21.During the period from December 31, 2003 to the closing date, there will not have been any material adverse change in the financial condition or the results of operations of Corporation and Corporation will not have sustained any insured or uninsured loss or damage to its assets that materially and adversely affects its ability to conduct a material part of its business.

            22.Buyer will receive a certificate, dated the closing date, signed and verified by Corporation's president in such detail as Buyer and its counsel may reasonably request, that to the best of their knowledge the conditions specified in paragraphs, 21 have been fulfilled, and;

                  a. No action, suit, or proceeding before any court or any
            governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the closing date, except as specified in writing to Buyer in Exhibit G-1.

                  b. That on the basis of a limited review (not an audit) of the latest available accounting records of Corporation, consultations with other responsible officers of Corporation and with Shareholders, and other pertinent inquiries that he deemed necessary, he has no knowledge or reason to suspect that during the period from December 31, 2003 to a specified date not more than five business days before the closing date, there was any change in the financial condition or results of operations of Corporation except changes incurred in the ordinary and usual course of its respective business during that period that in the aggregate are not materially adverse, and any other changes or transactions contemplated by this Agreement.

            23.Buyer will receive corporation tax clearance certificates, as of a date not more than 5 days before the closing date, of the California Franchise Tax Board for Corporation. In the event that it is not possible to obtain such certificate, before closing date, Selling Parties shall have commenced in good faith the process to obtain the tax clearance certificate.

            24.Buyer will have received a Certificate of Report from the California Employment Development Department stating that, as of November 30, 2003, no contributions, interest, or penalties are due to the Employment Development Department from Corporation.

            25.All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained or have been applied for by Selling Parties and delivered, if received, to Buyer on the date of closing of this transaction, including; a) all required consents from the California Commissioner of Corporations for the transfer of the Shares to Buyer as provided for in this Agreement; b) all necessary approval documents to permit continuance of operations of Corporation in its present manner after the change of control under the California BPPVE, the ACCSCT and DOE and , which documents will include temporary or conditional permits and documents, if any, providing the parties have commenced the approval process in good faith as otherwise provided in this Agreement, and subject to Paragraph 14.

            26.Employment agreement in the form set forth in Exhibit B.7, to be effective on the closing date, will have been executed and delivered by Daniel C. Day to Buyer.

            27.The form and substance of all certificates, instruments and other documents delivered to Buyer and Selling Parties under this Agreement will be satisfactory in all reasonable respects to Buyer, Selling Parties, and their respective counsel.

            28.Selling Parties will have delivered to Buyer, except as otherwise requested by Buyer, the written resignations of all the officers and directors of Corporation, and will cause any other action to be taken with respect to these resignations that Buyer may reasonably request.

            29.The closing will take place at the offices of Buyer. The closing date shall be ten (10) days after the signing of this agreement by all parties.

            30.At the closing, Shareholders must deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in paragraph 3:

                  a. A certificate or certificates representing the Shares,
            registered in the name of Shareholders, duly endorsed by Shareholder for transfer or accompanied by an assignment of the Shares duly executed by Shareholders.

                  b. All documents evidencing Corporation's 15% membership
            interest in IO Enterprises, LLC accompanied by a certification by President of IO Enterprises, LLC to verify such interest and and approving the change of control in Corporation as provided for by consummation of this Agreement.

                  c. All Corporation records relating to stock issues,
            redemptions, transfers and shall include the stock ledgers, minute books, and corporation seal.

                  d. The Corporation's financial statements, as provided for in paragraph 5.e. of this agreement

                  e. Unless otherwise specified by Buyer, the written
            resignations of all the officers and directors of Corporation.

                  f. The employment agreement between Daniel C. Day and
            Corporation, effective the closing date, in the form set forth in Exhibit B.7.

                  g. Original Promissory Note executed by Corporation in favor of Margie Day in the amount of $15,000.00 duly marked as fully paid and cancelled.

                  h. Original Promissory Note executed by Corporation in favor of Mary Nelson duly marked cancelled.

                  i. Original Promissory Notes executed by Corporation in favor of Terry Koosed duly marked cancelled together with an appropriate document acknowledging the discharge of all contracts between Corporation and Terry Koosed and accompanied by a General Release acknowledging that all past and future claims against Corporation have been satisfied and or are waived.

                  j. Original Promissory Note executed by Corporation in favor of Jeff Day or any new investors duly marked cancelled and paid in full.

                  k. Letter or other document evidencing the approval by Wells
            Fargo Bank to the change of control of Corporation without acceleration of payment on the existing $219,000.00 Promissory Note. Buyer agrees to cooperate by providing its guaranty to effectuate such approval if the same be required by the Bank. Buyer may waive the requirements of this section by closing this transaction.

                  l. Letter or other document evidencing the approval by
            Landlord of the change of control of Corporation without forfeiture of the existing lease to the office premises at 265 South Randolph Avenue, Suite J230, Brea, California.

                  m. Letter or other documents evidencing the approval by all lessors of equipment to the change of control of Corporation without acceleration of maturity or forfeiture of the existing equipment leases.

                  n. An undertaking duly executed by Shareholders not to
            withdraw or otherwise jeopardize, for a period of ninety days from the date of closing, the collateral provided by Shareholders for the benefit of Corporation to obtain and secure a Seventy Thousand ($70,000.00) dollar standby Letter of Credit in favor of DOE.

                  o. A certificate executed by Selling Parties, dated the
            closing date, certifying that all their representations and warranties in this Agreement are true on the closing date, as though each of those representations and warranties had been made on that date, except to the extent that any of them may have become untrue after the date of this Agreement because of events outside Selling Parties' control that they are unable to make true on the closing date despite their best efforts to do so.

                  p. A general release in the form set forth in Exhibit F.2, in favor of Corporation executed by Shareholders, and dated the closing date.

            31. At the closing, Buyer shall deliver to Shareholders

                  a. Business check in the amount of $15,000.00 payable to
            Margie Day.

                  b. A Promissory Note or Notes, duly executed by Corporation, and guaranteed by Buyer in the amount of One Hundred thousand ($100,000.00) dollars in accordance with the terms set out in paragraph 3.e.;

                  c. Indemnity Agreements in accordance with the terms set out in paragraph 3.b, 3c, and 3.d.

                  d. A guaranty letter to refund to Shareholders the sum of
            Seventy Thousand ($70,000.00) dollars in accordance with terms of paragraph 3.g.

                  e. A warrant certificate in accordance with the terms of
            Paragraph 3.h.

                  f.. Certified resolutions of Buyer's board of directors, in form satisfactory to counsel for Shareholders, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement.

            32.Daniel C. Day agrees to fully cooperate with Buyer to ensure collection of the unpaid balance of all existing accounts receivable of Corporation at the closing date.

            33. Mutual Indemnity Obligations;

                  a. Shareholders agree to provide a written commitment to
            indemnify, defend, and hold harmless Buyer against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees that it or Corporation may incur or suffer that arise, result from, or relate to any breach of, or failure by Shareholders to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Shareholders under this Agreement ("Buyer's Damages"). Shareholder's liability under this paragraph will not, however, exceed the aggregate amount of $25,000.00. Despite any other provision of this Agreement, Shareholder will not be liable to Buyer on any warranty, representation, or covenant made by Selling Parties in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $5,000.00.

                  b. Subject to the conditions and provisions set forth in this
            Agreement, Buyer will pay, indemnify, defend and hold harmless each Shareholder from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney fees, asserted against or imposed upon or incurred by Selling Parties or any Shareholder resulting from a breach of any representation, warranty, covenant, agreement or obligation of Buyer contained in or made pursuant to this Agreement (collectively, " Shareholders Damages").

                  c. Indemnity Claims Procedure. In the event of any claim for
            Buyer's Damages or Shareholders Damages under this Agreement, the party claiming the right to indemnity (the "Claimant") will promptly notify the indemnifying party (the "Indemnitor") in writing of that claim, which notice will set forth the basis of the claim for indemnity and, if then determinable by Claimant, a reasonable estimate of the amount thereof (or, if in Claimant's good faith opinion, no such reasonable estimate can then be made by it, the maximum potential damages that, in Claimant's good faith opinion, might be sustained in connection with such claim). The obligations and liabilities of Shareholders with respect to claims for Buyer's Damages and the obligations and liabilities of Buyer with respect to claims for Shareholders Damages resulting in either case from the assertion of liability by third parties ("Third Party Claims"), are subject to compliance by Claimant with the following terms and conditions:

                        (i) Claimant will give Indemnitor prompt notice of any
                  Third Party Claim asserted against or imposed upon or incurred by Claimant, and indemnitor will undertake the defense of that claim by representatives of its own choosing.

                        (ii) In the event that Indemnitor, within a reasonable
                  time, not to exceed thirty (30) days, after notice of any such Third Party Claim, fails to defend, Claimant will (upon further notice to Indemnitor) have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of Indemnitor, subject to the right of Indemnitor to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

                  d. Anything in this Section to the contrary notwithstanding:

                        (i) If there is a reasonable probability that a Third
                  Party Claim may materially and adversely affect Claimant or any Affiliate of Claimant (other than as a result of the payment of money damages), Claimant will have the right to defend such Third Party Claim, or to compromise or settle such Third Party Claim for the account of Indemnitor with the prior written consent of Indemnitor, which consent will not be unreasonably withheld; and

                        (ii) No Indemnitor will, without Claimant's written
                  consent, settle or compromise any Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of Claimant from all further liability in respect of such Third Party Claim.

                  e. The remedies provided in this Agreement will be cumulative and will not preclude any party from asserting any other rights or seeking any other remedies against any other party or its successors or assigns.

            34. In consideration for the payment by Buyer of $1.00 to Shareholders, to be made on the closing date, Shareholders agree that they will not, at any time within the two-year period immediately following the closing date, start, create, own, or have any ownership interest in any firm, corporation, or business that engages in computer training in any of the counties of Los Angeles, Orange, Riverside, San Bernardino, Imperial, Ventura, Santa Barbara, and Kern, California, that is the same as or directly competitive with any activity now engaged in by Corporation or any successor in any of these counties or cities as long as Buyer or any successor engages in this activity in such county. Notwithstanding the foregoing, it is the express intention of the parties that, after expiration of the employment agreement, if it is not renewed, Daniel C. Day may work as an employee, consultant, agent, contractor, or other relationship with a competitor computer training entity, so long as he does not hold any ownership interest as described herein, or start any competitor entity. Mr. Daniel C. Day further covenants that he will not, at any time within the two-year period immediately following the closing date, solicit directly or indirectly any current officers, employees, or clients of the Corporation.

            35. The parties intend the covenant contained in the preceding portion of this section to be construed as a series of separate covenants, one for each county specified. Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in the preceding paragraph. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants included in this paragraph, this unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

            36. Shareholders further agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Corporation, including personnel information, secret know-how, customer lists, programs, or other technical data. Shareholder acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence and as a fiduciary of Corporation.

            37. Buyer acknowledges that Selling Parties have advised Buyer of Corporation's employee benefits, including the medical insurance, annual vacations, and annual discretionary bonuses. Buyer understands that discontinuing any of these employment benefits might have a detrimental effect on employment relationships and on the business being acquired.

            38. Buyer will indemnify and hold harmless Shareholders against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities they may incur by reason of Buyer's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of any of the Selling Parties under any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the date, but only to the extent to which Buyer expressly indemnify and hold harmless the shareholders from these obligations, duties, and liabilities under this Agreement.

            39. Shareholders represent and warrant that they will be responsible for all broker's commission or finder fees in connection with the transaction contemplated by this Agreement.

            40. Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out the transactions contemplated by this Agreement.

            41. The subject headings, if any, of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

         Unless the context clearly requires otherwise:

                  b. Plural and singular numbers will each be considered to
            include the other;

                  c. The masculine, feminine, and neuter genders will each be considered to include the others;

                  d. The words `Shall' `will' `agree' and `covenants' are each mandatory;

                  e. The word `May' is permissive;

                  f. The word `Or' is not exclusive; and

                  g. The words `Includes' and `including' are not limiting.

            42. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

            43. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

            44. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. No provision gives any third persons any right of subrogation or action against any party to this Agreement.

            45. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, will be settled by arbitration in the County of Orange, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

            46. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, both parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Despite any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it will be consummated at the closing, each of the parties waives any rights that it may have to rescind this Agreement or the transaction consummated by it; provided, however, that this waiver will not affect any other rights or remedies available to the parties under this Agreement or under the law.

            47. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

            48. Subject to the provisions of paragraph 29, relating to the time of closing of this transaction, any party may on the closing date or earlier terminate this Agreement, without liability to any other:

                  a. If any bona fide action or proceeding will be pending
            against any party on the closing date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement; or if any agency of the federal or of any state government has objected at or before the closing date to this acquisition or to any other action required by or in connection with this Agreement;

                  b. If the legality and sufficiency of all steps taken and to be taken by the parties and their shareholders in carrying out this Agreement has not been approved by counsel as required by this Agreement. .

            49.If either Buyer or Selling Parties materially default in the due and timely performance of any of their warranties or agreements under this Agreement, the non-defaulting party or parties may on the closing date give notice of termination of this Agreement, in the manner provided hereafter. The notice will specify with particularity the default or defaults on which the notice is based. The termination will be effective five days after the giving of such notice, unless the specified default or defaults have been cured on or before this effective date for termination.

            50.All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, will survive the closing for the period time provided for in paragraph 51.

            51.There are no representations or warranties made by any party except as are specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this Agreement. All statements contained in any of these instruments, certificates, opinions, or other writings will be considered to be representations and warranties under this Agreement. The representations, warranties, and indemnities made by the parties in this Agreement or in instruments, certificates, opinions, or other writings provided for in the agreement to be performed or complied with by the respective parties under it before the closing date, will be continuing and will survive the closing date, but will expire on the second anniversary date following the closing date, unless a specific claim in writing with respect to these matters has been made, or an action at law or in equity has been commenced or filed, before that date. Nothing in this paragraph will affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the closing date.

      All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:


To Selling Parties     Daniel. C. Day, 2645 Saratoga Drive, Fullerton, Ca 92835


To Buyer at:           Digital Learning Institute, Inc..
                       Attention   President
                       19950 Mariner Avenue
                       Torrance, CA 90503

                       With a copy to:
                       Jinnah & Jinnah
                       627 North Juanita Avenue
                       Redondo Beach, CA 90277

         Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

         If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Approved as to form:
                                           Digital Learning Institute, Inc
                                           A Delaware corporation


                                           -----------------------------------
                                           Aurangzeb Bhatti, President

----------------------------
Attorney for Buyer


                                           Software Education of America, Inc.
Approved as to form                        A California Corporation

                                           -----------------------------------
                                           Daniel C. Day, President
----------------------------
Attorney for Selling Parties
                                           -----------------------------------
                                           Daniel C. Day, Shareholder


                                           -----------------------------------
                                           Jeff Day, Shareholder

                              SCHEDULE OF EXHIBITS

Exhibit A:   Exceptions to Selling Parties Warranties

Exhibit B.1: SEA Balance Sheets as of June 30, 2003, June 30, 2002, June 30,
             2001, and June 30 , 2000

Exhibit B.2: Unaudited Financial Statements  of SEA as of December 31, 2003

Exhibit B.3: Schedule of Debts, Liabilities and Obligations

Exhibit B.4: Schedule of Insurance Policies

Exhibit B.5: Schedule of IDT Officers, Directors, Employees, and Agents

Exhibit B.6: Schedule of Employment Contracts; Collective Bargaining Agreements,
             and other Employee Agreements

Exhibit B.7: Employment Agreements for Daniel C. Day

Exhibit B. 8:List of credit card debt

Exhibit C.1: Lease to Real Property

Exhibit C.2: List of Leased Personal Property

Exhibit D.1: Schedule of Trade Names, Trademarks, Service Marks, and Copyrights

Exhibit D.2: Schedule of Patents and Applications

Exhibit D.3: Schedule of Claims Re Patents [None]

Exhibit D.4: Schedule of Licenses for Patents [None]

Exhibit E.1: Schedule of Trade Secrets

Exhibit F.1: Presently enrolled Student List

Exhibit F.2: Shareholder's Release of Corporation

Exhibit G.1: Schedule of Litigation and Other Claims

Exhibit H:   Schedule of Contracts to be Assigned and Assumed